UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2025

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported by FAT Brands Inc. (the “Company”), the Company received notices of events of default (the “Default Notices”) under the base indentures (the “Indentures”) for its five special purpose financing subsidiaries, FAT Brands GFG Royalty I, LLC, FAT Brands Royalty I, LLC, FAT Brands Fazoli’s Native I, LLC, Twin Hospitality I, LLC and FB Resid Holdings I, LLC (the “Securitization Issuers”), relating to fixed rate secured notes issued by the Securitization Issuers (the “Securitization Notes”). The events of default listed in the Default Notices related to various matters, including the inability of UMB Bank, National Association (“UMB”), trustee under each of the Indentures, to make payments due to the noteholders as of the quarterly payment date of October 27, 2025 under each of the Indentures due to insufficient amounts deposited in the Collection Accounts for each of the Securitization Notes.

On November 17, 2025, the Company received notices of acceleration (the “Acceleration Notices”) from UMB with respect to Securitization Notes issued by four of the Securitization Issuers (FAT Brands GFG Royalty I, LLC, FAT Brands Royalty I, LLC, FAT Brands Fazoli’s Native I, LLC and Twin Hospitality I, LLC) (the “Accelerated Notes”). The Acceleration Notices stated that UMB, pursuant to Section 9.2 of each of the Indentures, acting at the direction of the Control Party under the Indentures, (i) accelerates and declares the outstanding principal amount of the Accelerated Notes issued under the respective Indentures to be immediately due and payable, (ii) declares the accrued and unpaid interest thereon through the date of acceleration to be immediately due and payable, and (iii) declares all other amounts due to the noteholders and the other Secured Parties under the Transaction Documents (as such terms are defined in the respective Indentures) to be immediately due and payable. At this time, there has been no foreclosure on the collateral securing the Accelerated Notes, but the Company cannot provide any assurance that will not occur.

The aggregate principal amount outstanding under the Accelerated Notes is $1,256.5 million, or $1,153.6 million net of Securitization Notes retained by the Company, and the aggregate amount of accrued and unpaid interest under the Accelerated Notes through the date of this report is approximately $43.2 million. The Company and the Securitization Issuers do not currently have amounts on hand to pay such principal and interest, and such acceleration or any subsequent foreclosure may materially and adversely affect the Company’s business, financial condition and liquidity, and could cause the Company and/or its subsidiaries to seek to reorganize through a bankruptcy proceeding.

The Company had been in discussions with representatives of the noteholders regarding one or more potential transactions involving a refinancing, restructuring or similar transaction of the Securitization Notes. The Company intends to continue pursuing those discussions, but cannot provide any assurances that it will reach an agreement on terms that are satisfactory to the Company and the noteholders promptly, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 21, 2025

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer